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                        Consent of Independent Auditors


          We consent to the reference to our firm as "Experts" in Item 3 of the Registration Statement (Form S-8) pertaining to the Triad Hospitals, Inc. Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated February 26, 1999, with respect to combined financial statements of Triad Hospitals, Inc. and its subsidiaries included in Triad's Registration Statement on Form 10, as amended, at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP
                                  Ernst & Young LLP
Nashville,  Tennessee
June 3, 1999